EXHIBIT 99.2

                        LETTER TO STOCKHOLDERS OF RECORD

                              GRUBB & ELLIS COMPANY

                    UP TO [ ] SHARES OF GRUBB & ELLIS COMPANY
               COMMON STOCK OFFERED PURSUANT TO RIGHTS DISTRIBUTED
                    TO STOCKHOLDERS OF GRUBB & ELLIS COMPANY

Dear Stockholder:

      This letter is being distributed to all holders of common stock, of record on February 25, 2002 (the "Record Date"), of Grubb & Ellis Company (the "Company"), in connection with a distribution of rights ("Rights") to acquire shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") at a subscription price of [ ] per share for each share as described in the Prospectus dated ______ __, 2002.

      Each beneficial owner of shares of the Common Stock is entitled to receive [ENTER FRACTION] Right for each share of Common Stock owned as of the Record Date, and to purchase one (1) share of the Common Stock for each Right held. The Rights are not transferable.

      Enclosed are copies of the following documents:

      1.    The Prospectus;

      2.    The Subscription Rights Certificate;

      3.    A  Notice   of   Guaranteed   Delivery   for   Subscription   Rights
            Certificates; and

      4. A return envelope addressed to Computershare Trust Company of New York, the Subscription Agent.

      Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City Time on [____ __, 2002], unless extended by the Company (the "Expiration Date").

      To exercise the Rights, a properly completed and executed Subscription Rights Certificate (or Notice of Guaranteed Delivery) and payment in full of the Subscription Price for all of the Rights exercised must be delivered to Computershare Trust Company of New York, as indicated in the Prospectus prior to 5:00 P.M., New York City Time on the Expiration Date.

      Additional  copies  of  the  enclosed   materials  may  be  obtained  from
Computershare Trust Company of New York. Its toll-free telephone number is [(800) ___ - ____].

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                                                 Very truly yours,

                                                 GRUBB & ELLIS COMPANY


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